Exhibit (a)(1)(i)

AMERINST INSURANCE GROUP, LTD.

Offer to Purchase for Cash

Up to 60,000 Common Shares

at a Purchase Price not greater than $75.00 or less than $60.00

(as Amended)

THIS OFFER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON TUESDAY, JANUARY 18, 2005, UNLESS EXTENDED.

AmerInst Insurance Group, Ltd. (the “Company,” “AmerInst,” or “we”), through its indirect wholly owned subsidiary, AmerInst Investment Company, Ltd. (“Investco”), hereby offers to purchase, for cash, up to 60,000 of our common shares at a price not greater than $75.00 or less than $60.00 per share, net to the seller, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. This Offer to Purchase and the related Letter of Transmittal, as amended or supplemented from time to time, constitute the tender offer.

The tender offer has been approved by the board of directors of each of AmerInst and Investco. Investco will purchase the shares accepted for payment, using its own funds. While for simplicity we use the term “we” throughout this document, including with respect to purchase and payment for shares, you should understand that Investco will be paying for and acquiring the shares.

On the terms and subject to the conditions of the tender offer, we will determine a single per share price not greater than $75.00 or less than $60.00 that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price that will allow us to buy 60,000 shares or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn, at prices not greater than $75.00 or less than $60.00 per share. We will purchase all shares in the tender offer at the same price. Only shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly following the expiration of the tender offer. We reserve the right, in our sole discretion, without extending the tender offer, to purchase more than 60,000 shares in the tender offer, not to exceed 2% of our outstanding shares (approximately 5,962 shares), subject to applicable Securities and Exchange Commission (“SEC”) rules. See Section 1. We also reserve the right to purchase shares in excess of such amount upon compliance with applicable SEC rules relating to the possible extension of the tender offer.

See Section 2 for a discussion of certain effects of the tender offer.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Our directors and executive officers have informed us that they do not intend to tender any shares in the tender offer. See Section 12.

Our shares are not listed or traded on any stock exchange or other recognized market. AmerInst’s bye-laws require that all transfers of our shares must be approved by our Board. On November 2, 2004, the most recent transfer of our shares (a purchase by Investco from the estate of a deceased shareholder) occurred at a price of $51.68 per share. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR ANY OF OUR DIRECTORS NOR USA RISK GROUP OF VERMONT, INC., THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL ADVISOR AND YOUR TAX ADVISOR.

If you have questions or need assistance, you should contact USA Risk Group of Vermont, Inc., the Depositary, at its addresses and telephone number appearing on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal or related materials, you should contact the Depositary.

Original Offer Dated December 17, 2004, as amended as of January 5, 2005

IMPORTANT

If you want to tender all or part of your shares, you must, before the tender offer expires, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to USA Risk Group of Vermont, Inc., the Depositary for the tender offer; provided that, if a properly completed Letter of Transmittal and any other required documents have been delivered to the Depositary before the expiration date, the related share certificate or certificates may be delivered after the expiration date, but payment for shares represented by such certificates will not be made unless and until such certificates have been received by the Depositary, although such shares will be transferred to Investco in AmerInst’s register of members. We strongly recommend that you deliver your certificates with your Letter of Transmittal.

There are no guaranteed delivery procedures associated with the tender offer.

If you wish to maximize the chance that we will purchase your shares, you should check the box in the section entitled “Shares Tendered at Price Determined in the Tender Offer” in the section captioned “Price (in Dollars) Per Share at Which Shares are Being Tendered” in the Letter of Transmittal. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $60.00 per share.

Questions and requests for assistance may be directed to the Depositary, at its addresses and telephone number listed on the back cover page of this Offer to Purchase. Additional copies of this Offer to Purchase or the Letter of Transmittal may be obtained from the Depositary.

We are not making the tender offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to shareholders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE TENDER OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US OR THE DEPOSITARY.

HIGHLIGHTS

This highlight description is solely for the convenience of our shareholders and is qualified in its entirety by reference to the full text and more specific details in this Offer to Purchase and the Letter of Transmittal.

Reason for Tender Offer

To provide liquidity for shareholders who wish to sell their shares, using funds not required by the current business activities of AmerInst, and the distribution of which funds would not erode AmerInst’s mission, which is to provide a stabilizing influence on the design, pricing and availability of accountants’ professional liability insurance for individual CPA practitioners and local CPA firms, and to provide stand-by capacity as a direct insurer of accountants’ professional liability should the commercial market become unwilling or unable to do so for a reasonable premium.

Future Purchase of Shares

Following completion of the tender offer, we intend to, during a five year period ending December 31, 2009, purchase shares of deceased and retiring shareholders according to its existing procedure at the greater of 100% of AmerInst’s last audited net worth per share or the purchase price for the shares tendered in this tender offer, so that such shareholders who do not tender will be able to have their shares purchased at a price no lower than the tender purchase price upon death or retirement.

Purchase Price

We will select a single purchase price which will be not more than $75.00 nor less than $60.00 per share. All shares purchased by us in this tender offer will be purchased at the purchase price even if tendered below the purchase price. Each shareholder desiring to tender shares must specify in the Letter of Transmittal the minimum price (not more than $75.00 nor less than $60.00 per share) at which such shareholder is willing to have his or her shares purchased. These prices are equal to approximately 119% and 95%, respectively, of AmerInst’s book value per share as of September 30, 2004, and would be equal to approximately 105% and 84%, respectively, of AmerInst’s estimated net book value at December 31, 2004 if management’s current estimates of fourth quarter and full year financial results are correct. There can be no assurance that such estimates will be realized. See Section 2.

Number of Shares to be Purchased

60,000 shares (or such lesser number of shares as are properly tendered and not withdrawn). We reserve the right, in our sole discretion, to purchase more than 60,000 shares pursuant to the Offer. See Sections 1 and 15.

Expiration Date	Tuesday, January 18, 2005, at 12:00 Midnight, Eastern time, unless extended.

Position of the Company and its Directors	None of the Company, Investco or the Board of Directors of either makes any recommendation to any shareholder as to whether to tender or refrain from tendering shares or as to the purchase price of

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any tender. We have been informed that none of our directors or executive officers intends to tender any shares pursuant to the tender offer.

Withdrawal Rights

Tendered shares may be withdrawn at any time until 12:00 Midnight, Eastern time, on Tuesday, January 18, 2005, unless the tender offer is extended by us. Tendered shares may also be withdrawn after 12:00 Midnight, Eastern time, on Tuesday, February 15, 2005 if they have not yet been accepted for payment. See Section 4.

Odd Lots

There will be no proration of shares tendered by any shareholder owning beneficially less than 100 shares who tenders all such shares at or below the purchase price prior to the expiration date and who completes the “Odd Lots” box in the Letter of Transmittal. See Section 1.

Conditional Tenders	There will be no proration for shareholders who conditionally tender all of their shares, although such shares might not be purchased even if tendered at or below the purchase price. See Section 6.

Certain Effects of the Tender Offer	The acquisition by Investco of shares in the tender offer could have anti-takeover effects. See Section 2.

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SUMMARY TERM SHEET

We are providing this summary for your convenience. It highlights certain material information in this Offer to Purchase, but you should understand that it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

AmerInst is offering to purchase up to 60,000 of its common shares through Investco. The tender offer has been approved by the board of directors of each of AmerInst and Investco. Investco will purchase the shares accepted for payment, using its own funds. While for simplicity we use the term “we” throughout this document, including with respect to purchase and payment for shares, you should understand that Investco will be paying for and acquiring the shares. See Section 1. All repurchases of AmerInst shares since AmerInst was domiciled in Bermuda in December 1999 have been effected through Investco because this is the most tax-efficient method to reacquire AmerInst shares and it also has Bermuda insurance regulatory advantages. For these reasons, the tender offer is being conducted through Investco. The acquisition of shares by Investco could have anti-takeover effects, as discussed elsewhere in this Summary Term Sheet and in Section 2.

What is the purpose of the tender offer?

There is no established market for our common shares, and transfers are subject to restrictions, including approval of AmerInst’s Board. As a result our common shares are an illiquid investment. The purpose of the tender offer is to provide holders of our common shares the opportunity to sell some or all of their shares for cash in an efficient manner with funds not required by the current business activities of AmerInst. See Section 2.

How many shares will you purchase in the tender offer?

We will purchase 60,000 shares in the tender offer (representing approximately 18% of our outstanding common shares) or such lesser number of shares as are properly tendered. If more than 60,000 shares are tendered, we will purchase the shares tendered at or below the purchase price on a pro rata basis, except for “odd lots” (lots held by beneficial owners of less than 100 shares), which we will purchase on a priority basis, and conditional tenders. We expressly reserve the right to purchase additional shares in the tender offer, not to exceed 2% of our outstanding shares (as determined under SEC rules, approximately 5,962 shares), subject to applicable SEC rules. See Section 1. We also reserve the right to purchase shares in excess of such amount upon compliance with applicable SEC rules relating to the possible extension of the tender offer. See Sections 1 and 15. The tender offer is not conditioned on any minimum number of shares being tendered, but is subject to other conditions. See Section 7.

What will the purchase price for the shares be and what will be the form of payment?

We are conducting the tender offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The price range for the tender offer is $60.00 to $75.00 per share. We will select the lowest purchase price that will enable us to buy 60,000 shares or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We will purchase all shares at the same purchase price, even if you have selected a lower purchase price, but we will not purchase any shares above the purchase price selected by us.

If you wish to maximize the chance that we will purchase your shares, you should check the box under the caption “Shares Tendered at Price Determined in the Tender Offer” in the box entitled “Price (in Dollars) Per Share at Which Shares are Being Tendered” in the Letter of Transmittal indicating that you will accept the purchase price selected by us. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $60.00 per share.

If we purchase your shares in the tender offer, we will pay you the purchase price in cash, without interest, promptly after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See the Introduction and Section 1.

How will AmerInst pay for the shares?

Assuming we purchase 60,000 shares in the tender offer at the maximum specified purchase price of $75.00 per share, $4,500,000 will be required to purchase such shares. We expect that the maximum aggregate cost, including all fees and expenses applicable to the tender offer, will be approximately $4,850,000. We plan to obtain all of the funds necessary to purchase shares tendered in the tender offer, as well as to pay related fees and expenses, by using cash on hand and liquidating some of our investment portfolio. See Section 9.

How long do I have to tender my shares?

You may tender your shares until the tender offer expires. The tender offer will expire on Tuesday, January 18, 2005, at 12:00 Midnight, Eastern time, unless we extend the tender offer. See Section 1. We may choose to extend the tender offer at any time and for any reason. We cannot assure you, however, that we will extend the tender offer or, if we extend it, for how long. See Sections 1 and 15.

Can the tender offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. See Section 15. We can terminate the tender offer under certain circumstances. See Section 7.

How will I be notified if you extend the tender offer or amend the terms of the tender offer?

If we extend the tender offer we will issue a press release by 9:00 a.m., Eastern time, on the first business day after the previously scheduled expiration date of the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 15.

Are there any conditions to the tender offer?

Our obligation to accept for payment and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the expiration date, including:

•	No legal action shall have been threatened or taken that might adversely affect the tender offer.

•	No commencement or escalation of a war, armed hostilities or other international or national catastrophe, including, but not limited to an act of terrorism, shall have occurred.

•	No greater than 10% decrease in the price of equity securities generally, and no adverse changes in the United States stock markets or credit markets, shall have occurred during the tender offer.

•	No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or share ownership shall have occurred during the tender offer.

•	We shall have obtained all approvals or authorizations required under Bermuda law relating to the tender offer. See Section 7.

How do I tender my shares?

If you want to tender all or part of your shares, you must do the following before 12:00 Midnight, Eastern time, on Tuesday, January 18, 2005, or any later time and date to which the tender offer may be extended:

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Complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the

Letter of Transmittal, to USA Risk Group of Vermont, Inc., the Depositary for the tender offer; provided that, if a properly completed Letter of Transmittal and any other required documents have been delivered to the Depositary before the expiration date, the related share certificate or certificates may be delivered after the expiration date, but payment for shares represented by such certificates will not be made unless and until such certificates have been received by the Depositary, although such shares will be transferred to Investco in AmerInst’s register of members. We strongly recommend that you deliver your certificates with your Letter of Transmittal.

If you wish to maximize the chance that we will purchase your shares, you should check the box in the section captioned “Shares Tendered at Price Determined in the Tender Offer” in the box entitled “Price (in Dollars) Per Share at Which Shares are Being Tendered” in the Letter of Transmittal. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $60.00 per share.

You may contact the Depositary or your financial or tax advisors for assistance. The contact information for the Depositary appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

Can I change my mind after I have tendered shares in the tender offer?

Yes. You may withdraw any shares you have tendered at any time before 12:00 Midnight, Eastern time, on Tuesday, January 18, 2005, unless we extend the tender offer, in which case you can withdraw your shares until the expiration of the tender offer as extended. You may also withdraw your shares at any time after 12:00 Midnight, Eastern time, on Tuesday, February 15, 2005, if we have not yet accepted for payment the shares you have tendered to us. See Section 4.

How do I withdraw shares I previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. See Section 4.

In what order will you purchase the tendered shares?

In the event the tender offer is over-subscribed, we will purchase shares:

•	first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;

•	second, on a pro rata basis, from all other shareholders who properly tender shares at or below the purchase price selected by us (except shareholders who tendered conditionally as described in Section 6); and

•	third, only if necessary to permit us to purchase 60,000 shares (or such greater number of shares as we may elect to purchase without extending the tender offer, not to exceed 2% of our outstanding shares (approximately 5,962 shares), subject to applicable SEC rules), from holders who have tendered shares conditionally by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares subject to the condition that all of their shares be purchased.

Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. We also reserve the right to purchase all shares tendered by holders who would become “odd lot” holders as a result of proration. See Section 1.

What does the Board of Directors think of the tender offer?

Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors, or the Depositary, makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. You should discuss whether to tender your shares with your financial and/or tax advisors. See Section 2.

Will AmerInst and Investco directors and executive officers tender shares in the tender offer?

All of such directors and executive officers have informed us that they do not intend to tender any shares in the tender offer. See Section 12.

If I decide not to tender, how will the tender offer affect my status as a shareholder?

Upon the completion of the tender offer, non-tendering shareholders will have a greater percentage economic interest in AmerInst, subject to its right to issue additional common shares and other equity securities in the future. See Sections 2 and 10. If Investco acquires shares in the tender offer, and thereby obtains 25% or more of our common shares, the ability of another shareholder or third party under Bermuda law to engage in, or to propose and obtain approval for AmerInst to engage in, certain corporate combination transactions would be limited, which could have an anti-takeover effect. If Investco acquires 60,000 shares in the tender offer, it will own approximately 28% of our shares. Furthermore, under Bermuda law Investco will be able to vote any shares it acquires, which could give it effective control of shareholder actions. See Section 2.

As described in the Introduction, Bruce Breitweiser, a former director of AmerInst, has on two occasions (most recently on December 13, 2004) proposed to take AmerInst private through an acquisition by him of all of AmerInst’s shares. If Investco acquires shares in the tender offer, the limitations described above could discourage Mr. Breitweiser from pursuing the acquisition of AmerInst, and Investco’s ability to vote shares it owns could prevent Mr. Breitweiser from gaining control of AmerInst’s board of directors should he attempt to do so.

Are there developments concerning AmerInst’s business I should consider?

AmerInst will soon file an application for a U.S. patent which, if issued and successfully licensed, could result in a substantial increase in our net income (although there can be no assurance that any of the foregoing will occur). If you tender all of your shares and they are purchased in the tender offer, you will not participate in any of our future net income, whether from any new products or otherwise. The patent application and other developments with respect to our business are discussed in more detail in Section 2.

Following the tender offer, will you continue as a public company?

Yes. The completion of the tender offer with its conditions will not cause AmerInst to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). See Sections 2 and 7.

When and how will you pay me for the shares I tender?

We will pay the purchase price, in cash, without interest, for the shares we purchase. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary or its designee promptly after the expiration date of the tender offer. The Depositary or its designee will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Sections 1 and 5.

What is a recent price of my shares?

On November 2, 2004, the most recent transfer of our shares (a purchase by Investco from the estate of a deceased shareholder) occurred at a price of $51.68 per share. See Section 8.

Will I have to pay brokerage commission if I tender my shares?

If you are a registered shareholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. See the Introduction, Sections 3 and 16.

What are the United States Federal income tax consequences if I tender my shares?

Generally, your receipt of cash from us in exchange for shares you tender will be a transaction subject to United States federal income taxation. Any shareholder who does not retain any shares after the tender offer will qualify for capital gain or loss treatment on the sale. For shareholders who owned the shares for longer than one year, it will be taxed as long-term gain or loss. Shareholders whose tender of shares is prorated will have similar tax treatment if their reduced shareholdings are less than 62.4% of the shares originally held by them. Shareholders who do not meet either category may be subject on part of their gain to dividend treatment at full ordinary income rates. See Section 14, which also discusses federal income tax back-up withholding.

Will I have to pay shares transfer tax if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any shares transfer tax. See Section 5.

Who can I talk to if I have questions?

The Depositary can help answer your questions. Their contact information appears on the back cover of this Offer to Purchase. You may obtain additional copies of the Offer to Purchase and other tender offer documents from the Depositary.

FORWARD-LOOKING STATEMENTS

Certain statements in this Offer to Purchase (including certain statements incorporated by reference herein) constitute “forward-looking statements.” Forward-looking statements are those which use words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “expects,” “plans,” “projections” and other similar expressions to identify some forward-looking statements; but not all forward-looking statements include these words. All of our forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Investors should not place undue reliance on those statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them. Further, we cannot assess the impact of each currently known or new factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

INTRODUCTION

To the Holders of our Common Shares:

We invite our shareholders to tender up to 60,000 of our common shares, $1.00 par value per share, for purchase by our subsidiary, AmerInst Investment Company, Ltd. (“Investco”), at a price not greater than $75.00 or less than $60.00 per share, net to the seller in cash, without interest, on the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. The tender offer will expire at 12:00 Midnight, Eastern time, on Tuesday, January 18, 2005, unless extended (we will refer to such date and time, as they may be extended, as the “expiration date”). As of December 10, 2004, we had 331,751 issued and outstanding common shares, including 33,630 shares owned by Investco. The 60,000 shares that we are offering to purchase in the tender offer represent approximately 18% of our shares outstanding on that date.

Background

AmerInst was founded for the primary purpose of operating an insurance company for the benefit of accounting firms that are shareholders of AmerInst, and which over time is intended to exert a stabilizing influence on the design, pricing and availability of accountants’ professional liability insurance. Historically, the sole business activity of our wholly owned insurance company subsidiary, AmerInst Insurance Company, Ltd., has been to act as a reinsurer of professional liability insurance policies issued under the professional liability insurance plans sponsored by the American Institute of Certified Public Accountants (AICPA). These plans offer professional liability coverage to accounting firms in all 50 states. Currently, approximately 24,000 accounting firms are insured under these plans.

AmerInst could become a direct insurer, however. The casualty market has severely hardened in the last few years, particularly for accountants’ professional liability and other professional liability lines. Regional accounting firms are facing highly selective underwriting, severe premium increase and restrictions in coverage, which have induced Accountants’ Liability Assurance Company Ltd. (“ALAC”) to recommence underwriting in May 2004 after withdrawing from the then soft market in late 1998. Over the last two to three years, many individual practitioners and local firms have experienced severe rate increases.

To fulfill its potential role as a direct underwriter, AmerInst has regularly reinvested a portion of its earnings to increase its net worth, which has grown from an initial $7.4 million when AmerInst was formed in 1988, to $17.7 million as of September 30, 2003, after the payment of annual dividends since 1995 totaling almost $7 million. AmerInst has been profitable in 12 of 15 years of operation, even though its loss reserving policies, under the guidance of its independent actuaries, has been conservative.

AmerInst’s existing net worth would, under Bermuda insurance regulations, permit it to provide, at current market premium rates, $1,000,000 of primary malpractice coverage to each of its shareholders, with considerable unused capacity available to underwrite non-shareholders or engage in other programs.

In 2003, Bruce Breitweiser, a shareholder and former director of AmerInst, made a proposal to the Board of Directors to take AmerInst private through an acquisition by him of AmerInst’s shares. The Board rejected this proposal. Mr. Breitweiser then submitted an advisory proposal at our 2004 annual meeting calling on the Board to arrange a sale of AmerInst. Mr. Breitweiser’s proposal and his supporting statement are set forth under “Item 3 – Shareholder Proposal” and “Supporting Statement” in our Proxy Statement dated April 29, 2004. The Board’s statement against Mr. Breitweiser’s proposal, and explanation of the rejection of his acquisition proposal, are set forth in the Proxy Statement under “Item 3 – Shareholder Proposal – Statement by the Board of Directors Against the Shareholder Proposal”. His proposal received an affirmative vote of approximately 16% of our outstanding shares. A copy of Item 3 of the Proxy Statement is enclosed with this Offer to Purchase, and the text under the caption “Item 3 – Shareholder Proposal Statement by the Board of Directors Against the Shareholder Proposal” is incorporated herein by reference.

On December 13, 2004, the Board of Directors received a letter from Mr. Breitweiser, again proposing to take AmerInst private through an acquisition of all of AmerInst’s shares by him at a per share price equal to 82.7% of AmerInst’s book value per share, subject to certain adjustments. Based on its review of this letter, the Board does not believe that Mr. Breitweiser’s proposal is substantially different than the one previously rejected by the Board. If Mr. Breitweiser’s proposed price per share were based on net book value at September 30, 2004 it would be equal to $52.01; if it were based on estimated net book value at December 31, 2004 (based on management’s estimates, which there can be no assurance will be achieved), it would be equal to $59.23.

The Board of Directors believes the tender offer represents the best use of AmerInst’s excess cash by making that cash available to shareholders who wish to sell shares while permitting AmerInst to continue to fulfill the purposes for which it was founded.

Terms of the Tender Offer

Taking into account the total number of shares so tendered and the prices specified by tendering shareholders, we will select the lowest purchase price, not greater than $75.00 or less than $60.00 per share, that will enable us to buy 60,000 shares or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We will acquire all shares in the tender offer at the same purchase price, on the terms and subject to the conditions of the tender offer, including proration provisions.

We will only purchase shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly after the expiration of the tender offer. See Section 1.

We reserve the right, without extending the tender offer, to purchase additional shares in the tender offer, not to exceed 2% of our outstanding shares (approximately 5,962 shares), subject to applicable SEC rules. We also reserve the right to purchase shares in excess of such amount upon compliance with the applicable SEC rules relating to the possible extension of the tender offer. See Sections 1 and 15.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the tender offer. See Section 2.

Our directors and executive officers have informed us that they do not intend to tender any shares in the tender offer. See Section 12.

If more than 60,000 shares (or such greater number of shares as we may elect to purchase and subject to applicable SEC rules) are properly tendered at or below the purchase price and not properly withdrawn in the tender offer, we will buy shares:

•	first, from all holders of “odd lots” who properly tender all their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;

•	second, on a pro rata basis, from all other shareholders who properly tender shares at or below the purchase price selected by us (except for shareholders who tendered conditionally as described in Section 6); and

•	third, only if necessary to permit us to purchase 60,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable SEC rules), from holders who have tendered shares conditionally by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders who tender their shares conditionally must have tendered all of their shares subject to the condition that all of their shares be purchased.

Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price.

See Sections 1 and 6 for additional information concerning priority, proration and conditional tender procedures.

We will pay the purchase price net to the tendering shareholders in cash, without interest, for all shares purchased. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 9 of the related Letter of Transmittal, stock transfer taxes on our purchase of shares in the tender offer. If a tendering shareholder fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal, that shareholder may be subject to United States federal income tax backup withholding of 28% of the gross proceeds payable to the tendering shareholder in the tender offer. AmerInst does not believe any of its shareholders are Non-United States Holders, as defined in Section 14. If this conclusion is incorrect, any Non-United States Holder should directly contact the Depositary for information on U.S. federal income tax liability and exemption from backup withholding by the I.R.S. See Section 14.

We will pay all fees and expenses incurred in connection with the tender offer by the Depositary. See Section 16.

Shareholders who make an unsuccessful conditional tender, are prorated, or do not tender shares should be aware that AmerInst will, during a five year period ending December 31, 2009, continue to purchase the shares of deceased or retiring shareholders at an increased price — the greater of 100% of the last audited net book value per share or the purchase price for the shares tendered.

THE OFFER

1. NUMBER OF SHARES; PRICE; PRIORITY OF PURCHASE

On the terms and subject to the conditions of the tender offer, Investco will purchase up to 60,000 of our common shares or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4 before the expiration date, at a price not greater than $75.00 or less than $60.00 per share, net to the seller in cash, without interest.

The tender offer has been approved by the board of directors of each of AmerInst and Investco. Investco will purchase the shares accepted for payment, using its own funds. While for simplicity we use the term “we” throughout this document, including with respect to purchase and payment for shares, you should understand that Investco will be paying for and acquiring the shares. All repurchases of AmerInst shares since AmerInst was domiciled in Bermuda in December 1999 have been effected through Investco because this is the most tax-efficient method to reacquire AmerInst shares and it also has Bermuda insurance regulatory advantages. For these reasons, the tender offer is being conducted through Investco. The acquisition of shares by Investco could have anti-takeover effects, as discussed in Section 2.

The term “expiration date” means 12:00 Midnight, Eastern time, on Tuesday, January 18, 2005, unless we, in our sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the tender offer.

If the tender offer is over-subscribed, shares tendered at or below the purchase price prior to the expiration date will be subject to proration, except for “odd lots.” The proration period and withdrawal rights also expire on the expiration date.

If we:

•	increase the price to be paid for shares above $75.00 per share or decrease the price to be paid for shares below $60.00 per share,

•	increase the number of shares that we may purchase by more than 2% of our outstanding shares, or

•	decrease the number of shares that we may purchase in the tender offer, and the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given to shareholders in the manner specified in Section 15, then the tender offer will be extended until the expiration of such ten business day period. For the purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern time. It is highly unlikely that we will decrease the number of shares that we may purchase in the tender offer or that we will decrease the purchase price below $60.00 per share.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must either (1) specify that they are willing to sell their shares to us at the purchase price determined in the tender offer (which could result in the tendering shareholder receiving a purchase price per share as low as $60.00), or (2) specify the price, not greater than $75.00 or less than $60.00 per share, at which they are willing to sell their shares to us in the tender offer. Tendering shareholders may specify a price in increments of $.10. Any price specified that is not a multiple of $.10 will be rounded up to the next highest multiple of $.10. Promptly following the expiration date, we will determine a single per share purchase price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price, not greater than $75.00 or less than $60.00 per share, that will enable us to purchase 60,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable SEC rules) or, if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn. We will purchase all shares in the tender offer at the same purchase price. For example, if exactly 60,000 shares were tendered at prices equal to or less than $67.50 (the mid-point of the price range) all of those shares would be purchased at that price; shares tendered at higher prices would not be purchased. The foregoing example is for illustrative purposes only, does not represent a prediction or recommendation as to prices at which shares will or should be tendered, and does not address the possible effects of “odd lot” treatment, proration and conditional tenders, all of which are discussed below.

We will only purchase shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions of the tender offer, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek are properly tendered at or below the purchase price. We will return all shares tendered and not purchased in the tender offer, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration or conditional tenders, to the tendering shareholders at our expense promptly following the expiration date. By following the Instructions to the Letter of Transmittal, shareholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Shareholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares are purchased in the tender offer. If a shareholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

We reserve the right, in our sole discretion, to purchase more than 60,000 shares under the tender offer. In accordance with the rules of the SEC we may purchase an additional amount of shares not to exceed 2% of our outstanding shares (approximately 5,962 shares) without amending or extending the tender offer. See Section 15.

Priority of Purchases

On the terms and subject to the conditions of the tender offer, if more than 60,000 shares (or such greater number of shares as we may elect to purchase) have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn before the expiration date, we will purchase properly tendered shares on the following basis:

•	First, we will purchase all shares properly tendered and not properly withdrawn by any odd lot holder who:

•	tenders all shares owned beneficially or of record by such odd lot holder at a price at or below the purchase price selected by us. Tenders of less than all of the shares owned by such odd lot holder will not qualify for this preference; and

•	completes the box entitled “Odd Lots” in the related Letter of Transmittal;

•	Second, after purchasing the shares from the “odd lot” holders, from all other shareholders who properly tender shares at or below the purchase price selected by us (except for shareholders who tendered subject to the condition that all of the holder’s shares be purchased as described in Section 6), on a pro rata basis; and

•

Third, only if necessary to permit us to purchase 60,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable SEC rules), from holders who have tendered shares conditionally by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares subject to the condition that all of their shares be purchased.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of all of the holder’s shares, none of those shares will be purchased, even though those shares were tendered at prices at or below the purchase price.

Odd Lots

The term “odd lots” means all shares properly tendered at prices at or below the purchase price selected by us held by a shareholder, an odd lot holder, who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the related Letter of Transmittal. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. Any odd lot holder wishing to tender all of the odd lot holder’s shares pursuant to the tender offer should complete the box entitled “Odd Lots” in the Letter of Transmittal.

We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any shareholder who tenders any shares owned beneficially or of record at or below the purchase price selected by us and who, as a result of proration, would then own beneficially or of record an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the tender offer by the number of shares purchased through the exercise of the right, subject to applicable law.

Proration

If proration of tendered shares is required, we will determine the proration factor promptly after the expiration date. Proration for each shareholder tendering shares, other than odd lot holders and those making conditional tenders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders, other than odd lot holders, at or below the purchase price selected by us. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until approximately five business days after the expiration date. The preliminary results of any proration will be announced by press release and on our website promptly after the expiration date. After the expiration date, shareholders may obtain preliminary proration information from the Depositary and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a shareholder in the tender offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares. The Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and additional copies will be furnished to certain persons whose names appear on our shareholder list for subsequent transmittal to beneficial owners of shares.

2. DEVELOPMENTS WITH RESPECT TO OUR BUSINESS; PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

Developments with Respect to our Business

While two weeks remain in our fourth quarter as of the date of this Offer to Purchase, our annual actuarial review of reserves will not be completed until late February 2005, and we do not expect our fourth quarter and full year financial results to be known until that time. However, we currently estimate AmerInst will have net income for the full year of 2004 of approximately $1,200,000. If this estimate turns out to be correct, it would result in an increase in stockholders’ equity from $18,781,452 at September 30, 2004 to approximately $21,350,000 at December 31, 2004. There can be no assurance that our estimates are correct, and results for the fourth quarter and full year could be higher or lower than those estimates.

During the fourth quarter of 2003, after consultation with AmerInst’s independent actuaries, AmerInst reduced its loss reserves by approximately $5,000,000, and distributed $3,500,000 of the resulting excess cash to shareholders by an extraordinary dividend. Based on its most recent discussions with AmerInst’s actuaries, we currently expect to reduce loss reserves in the fourth quarter of 2004 by approximately $1,000,000. We currently believe that favorable underwriting trends, which have been a factor in these loss reserve reductions, will continue in the near future. We have determined that the tender offer represents a desirable method for AmerInst to utilize the excess cash resulting from the reduction in loss reserves by providing shareholders who wish to dispose of their shares with an efficient means to do so.

AmerInst will soon file an application for a U.S. patent on a unique financing concept that it has developed to securitize insurance and reinsurance risk, involving both life and health and property and casualty. If such a patent is issued, the concept could be the basis for a new type of equity security with limited correlation with existing types of securities, which we believe would make the new security attractive to hedge funds and large net worth investors. It is AmerInst’s intention to license investment banking organizations to market the security in periodic issues by special purpose companies. The licenses would be for both reinsurance and primary insurance for life and health and property and casualty risk. In addition to the royalties, AmerInst would manage the special purpose companies for a fee, and would be able to invest in them as well.

AmerInst has entered into a confidentiality agreement with a major investment bank, and currently is discussing such confidentiality agreements with other investment banking organizations.

If a U.S. patent is issued and if licenses can be negotiated, it is possible that AmerInst could experience a very substantial increase in its net income, at least during the 20 year life of the patent. Shareholders who tender all of their shares and whose shares are purchased in the tender offer will not participate in any of our future net income, whether from new products or otherwise. However, there can be no assurance that a patent will issue or that AmerInst will be able to license the patent if it does issue.

Purpose of the Offer

The purpose of the tender offer is to provide holders of our common shares the opportunity to sell some or all of their shares for cash in an efficient manner, using funds not currently required by the business activities of AmerInst.

Following completion of the tender offer, AmerInst intends to continue, during a five year period ending December 15, 2009, to purchase shares of deceased and retiring shareholders according to its existing procedures at the greater of 100% of AmerInst’s last audited net worth per share or the purchase price for the shares tendered, so that shareholders who do not tender will be able to have their shares purchased at a price no lower than the tender purchase price upon death or retirement.

AmerInst’s bye-laws require that the Board of Directors approve all transfers of shares. In addition, the Board of Directors has maintained a policy that all shareholders be certified public accountants or firms comprised of such individuals and of not permitting transfers that would result in a single shareholder (other than Investco) owning more than 2,000 shares.

We believe that the modified “Dutch Auction” tender offer represents a mechanism to provide shareholders with the opportunity to tender all or a portion of their shares and receive a return of capital if they so elect. Shareholders who do not tender will experience an increase in their relative percentage interest in us and our future operations at no out-of-pocket cost.

Our Board of Directors has approved the tender offer. However, neither we nor any member of our Board of Directors or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them.

Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. See Section 12.

Certain Effects of the Tender Offer

Upon the completion of the tender offer, non-tendering shareholders will increase their percentage economic interest in AmerInst, subject to our right to issue additional common shares and other equity securities in the future. If AmerInst becomes a direct insurer, its continuing shareholders would have priority in obtaining malpractice coverage from it.

If Investco acquires shares in the tender offer, and thereby obtains 25% or more of our common shares, the ability under Bermuda law of a shareholder or a third party to engage in, or to propose and obtain approval for AmerInst to engage in, certain corporate combination transactions would be limited. This could have an anti-takeover effect that may discourage a change of control by making it more difficult for a shareholder or third party to acquire us without the consent of our board of directors. This could occur even if the offer were considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares. If Investco acquires 60,000 shares in the tender offer, it will own approximately 28% of our shares. Shareholders should also be aware that, under Bermuda law, Investco will be able to vote any shares it acquires in the tender offer which could give it effective control of shareholder actions. Because any such voting by Investco would be under the ultimate control of the AmerInst Board of Directors, this could also make a change in control of AmerInst more difficult.

As described in the Introduction, Bruce Breitweiser, a former director of AmerInst, has on two occasions (most recently on December 13, 2004) proposed to take AmerInst private through an acquisition by him of all of AmerInst’s shares. If Investco acquires shares in the tender offer, the limitations described above could discourage Mr. Breitweiser from pursuing the acquisition of AmerInst, and Investco’s ability to vote shares it owns could prevent Mr. Breitweiser from gaining control of AmerInst’s board of directors should he attempt to do so.

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the tender offer, until at least ten business days after the expiration date. After such period expires, we expect to continue our policy of purchasing shares from retired or deceased shareholders, and we may from time to time repurchase shares from other shareholders on a negotiated, case by case basis. Any such purchases may be on the same terms as, or on terms that are more or less favorable to shareholders than, the terms of this tender offer.

After the tender offer is completed, we believe that our anticipated cash flow from operations, access to credit facilities and capital markets and financial condition will be adequate for our needs. However, our actual experience may differ from our expectations and there can be no assurance that our action in utilizing a portion of our capital in this manner will not adversely affect our business in the future. Future events may materially adversely affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources. See “Forward-Looking Statements.”

Shareholders who retain shares will be able to sell them in the future to AmerInst at a negotiated price under AmerInst’s existing program, and may be able to sell them to third parties, subject to the restrictions on transfer described above under “–Purpose of the Offer.” Because of the uncertainties of reinsurance operations, we can give no assurance as to the price the shareholder may be able to sell. These risks will not fully apply to purchases of shares by us as the result of the death or retirement of a shareholder, because the Board has adopted a policy to make such purchases until December 31, 2009 at prices not less than 100% of the most recently audited book value per share, but in any event not less than the purchase price paid by us in the tender offer.

The shares that we acquire in the tender offer will be purchased and held by Investco, and will be available for use in the future without further shareholder action for all purposes, such as the acquisition of other businesses or the raising of additional capital for use in our business. We have no current plan for the use of shares purchased in the tender offer.

Our purchase of shares in the tender offer is likely to reduce the number of our shareholders.

Our shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our shareholders and to the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act. The tender offer is conditioned upon us not having determined that the consummation of the tender offer and the purchase of shares may cause our common shares to stop being subject to the periodic reporting requirements of the Exchange Act. See Section 7.

3. PROCEDURES FOR TENDERING SHARES

Proper Tender of Shares

For your shares to be tendered properly, the Depositary must receive all of the following before 12:00 Midnight, Eastern time, on the expiration date at one of the Depositary’s addresses on the back cover of this Offer to Purchase:

•	the certificates for the shares, and

•	a properly completed and executed Letter of Transmittal (or a manually executed facsimile of it), including any required signature guarantees, and

•	any other documents required by the Letter of Transmittal;

provided that, if a properly completed Letter of Transmittal and any other required documents have been delivered to the Depositary before the expiration date, the related share certificate or certificates may be delivered after the expiration date, but payment for shares represented by such certificates will not be made unless and until such certificates have been received by the Depositary. We strongly recommend that you deliver your certificate(s) with your Letter of Transmittal.

In accordance with Instruction 5 of the Letter of Transmittal, if you want to tender your shares, you must properly complete the section of the Letter of Transmittal captioned “Price (in Dollars) Per Share at Which Shares are Being Tendered”. You may check one and only one box in that section on each Letter of Transmittal.

If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section entitled “Shares Tendered at Price Determined in the Tender Offer.” This means that you will accept the purchase price selected by us in accordance with the terms of our offer. Note that this election could result in your shares being purchased at the minimum price of $60.00 per share.

If you wish to indicate a specific price (in multiples of $0.10) at which your shares are being tendered, you should check the box in the section entitled “Shares Tendered at Price Determined by Shareholder.” If you want to tender shares at more than one price, you must complete a separate Letter of Transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. You should be aware that this election could mean that none of the shares tendered at a price chosen by you will be purchased if that price is higher than the purchase price we eventually select after the expiration date.

Odd lot holders who tender all of their shares must complete the section entitled “Odd Lots” in the Letter of Transmittal to qualify for the preferential treatment available to odd lot holders described in Section 1.

You may tender shares subject to the condition that all of your shares must be purchased in the tender offer. If you desire to make such a conditional tender, you should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is your responsibility to determine whether to make such a conditional tender. You should consult your own financial and tax advisors with respect to the effect of proration of the tender offer and the advisability of making a conditional tender. A conditional tender may result in none of your shares being purchased even if you tender at or below the price per share that we purchase shares in the tender offer. See Sections 6 and 14.

There are no guaranteed delivery procedures associated with the tender offer.

Endorsements and Signature Guarantees

Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the Letter of Transmittal and endorsement guaranteed by an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if the Letter of Transmittal is signed by the registered holder of the shares tendered exactly as the name of the registered holder appears on the certificate or certificates for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” on the Letter of Transmittal. See Instruction 1 of the Letter of Transmittal.

On the other hand, if a certificate for shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate shares power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature on the Letter of Transmittal and on the certificate or shares power guaranteed by an Eligible Institution, which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act.

Method of Delivery

Payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the Depositary of certificates for the shares, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and any other documents required by the Letter of Transmittal.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

ALL DELIVERIES IN CONNECTION WITH THE TENDER OFFER, INCLUDING LETTERS OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Return of Unpurchased Shares

If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if less than all shares evidenced by a shareholder’s certificates are tendered, we will return certificates for unpurchased shares promptly after the expiration or termination of the tender offer without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We reserve the absolute right to waive any of the conditions of the tender offer, which waiver will apply to all properly tendered shares. We also reserve the right to waive any defect or irregularity in any tender with respect to any particular shares or any particular shareholder. Our interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the tender offer, or any defect or irregularity in any tender of shares. Neither we, the Depositary, nor any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notification.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement

A tender of our common shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering shareholder’s representation and warranty to us that (1) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the common shares, or equivalent securities at least equal to the common shares, being tendered, and (2) the tender of common shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender common shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount of common shares tendered in (a) common shares or (b) other securities convertible into or exchangeable or exercisable for common shares and, upon acceptance of the tender, will acquire the common shares by conversion, exchange or exercise and (2) will deliver or cause to be delivered the common shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to a tender on behalf of another person. Our acceptance for payment of common shares tendered pursuant to the tender offer will constitute a binding agreement between the tendering shareholder and us on the terms and subject to the conditions of the tender offer.

United States Federal Income Tax Backup Withholding

Unless an exemption applies under application law and regulations, 28% of the gross proceeds payable to a tendering shareholder or other payee in the tender offer must be withheld and remitted to the IRS, unless the shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct. Therefore, each tendering shareholder that is a United States Holder (as described in Section 14) should complete and sign the Substitute Form W-9 included with the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. If a United States Holder does not provide the Depositary with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the I.R.S. If backup withholding results in an overpayment of taxes, a refund may be obtained from the I.R.S in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, all corporations and certain Non-United States Holders (as described in Section 14)) are not subject to backup withholding.

AmerInst does not believe any of its shareholders are Non-United States Holders as defined in Section 14. If this conclusion is incorrect, any Non-United States Holder should directly contact the Depositary for information on U.S. federal income tax liability and exemption from backup withholding by the I.R.S.

Lost or Destroyed Certificates

Shareholders whose certificates for part or all of their shares have been lost, destroyed or stolen may contact the Depositary at the addresses set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to AmerInst. Any certificates delivered to us will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4. WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 4, tenders of shares pursuant to the tender offer are irrevocable. Shares tendered in the tender offer may be withdrawn at any time before the expiration date, and may also be withdrawn at any time after Tuesday, February 15, 2005 if we have not yet accepted them for payment.

For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. Neither we nor the Depositary, nor any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notification. Notwithstanding the foregoing, we will attempt to give, or cause the Depositary to give, such notification to the extent practicable.

Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be re-tendered before the expiration date by again following one of the procedures described in Section 3.

If we extend the tender offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

Promptly following the expiration date, we will:

•	determine the purchase price we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders; and

•	accept for payment and pay for (and thereby purchase) up to 60,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable SEC rules, properly tendered at prices at or below the purchase price and not properly withdrawn.

For purposes of the tender offer, we will be deemed to have accepted for payment, and therefore purchased, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, shares that are properly tendered at or below the purchase price and not properly withdrawn only when, as and if we give written notice to the Depositary of our acceptance of the shares for payment in the tender offer.

Promptly after the expiration date, we will accept for purchase and pay a single per share purchase price for all of the shares accepted for payment in the tender offer. In all cases, payment for shares tendered and accepted for payment in the tender offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for shares;

•	a properly completed and duly executed Letter of Transmittal; and

•	any other required documents.

We will pay for shares purchased in the tender offer by depositing the aggregate purchase price for the shares with the Depositary or its designee, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five business days after the expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tenders, will be returned to the tendering shareholder at our expense. We will not pay interest on the purchase price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the tender offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer; provided that if you are attempting to effect a re-registration of your shares in another name in connection with the tender offer, the amount of all resulting stock transfer taxes, if any (whether imposed on the registered holder or the other person), will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 9 of the Letter of Transmittal.

Any tendering United States Holder or other payee who fails to complete, sign and return to the depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to United States federal income tax backup withholding on the gross proceeds paid to the United States Holder or other payee pursuant to the tender offer. Non-United States Holders, if any, are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Section 14.

6. CONDITIONAL TENDER OF SHARES

Subject to the exception for odd lot holders as discussed in Section 1, in the event of an over-subscription of the tender offer, shares tendered at or below the purchase price prior to the expiration date will be subject to proration. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. We have made the conditional tender alternative available so that a shareholder may seek to structure the purchase of shares from the shareholder in the tender offer in such manner that it will be treated as a sale of the shares by the shareholder, rather than the payment of a dividend to the shareholder, for United States federal income tax purposes. See Section 14. Accordingly, a shareholder may tender shares subject to the condition that all of the shareholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. We urge each shareholder to consult with his or her own financial or tax advisors.

If you wish to make a conditional tender, you must appropriately indicate that all of your shares must be purchased if any are to be purchased. After the tender offer expires, if more than 60,000 shares (or such greater number of shares as we may elect to purchase) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned at our expense.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 60,000 (or such greater number of shares as we may elect to purchase) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 60,000 shares (or such greater number of shares as we may elect to purchase). In selecting among the conditional tenders, we will select by random lot.

7. CONDITIONS OF THE OFFER

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of or the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the tender offer and before the expiration date any of the following events have occurred (or has been reasonably determined by us to have occurred):

•	there has been threatened or instituted, or is pending, any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•	challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the tender offer, the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer; or

•	in our reasonable judgment, could materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of our company and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the tender offer to us;

•	there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the tender offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares; or

•	materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of our company and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries’ business or materially impair the contemplated benefits of the tender offer to us;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement or escalation of a war, armed hostilities or other international or national catastrophe, including, but not limited to an act of terrorism;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•	any greater than 10% decrease in the market prices of equity securities generally in the United States, any significant increase in the interest rate, distribution rate or other significant change in the terms for debt security offerings in the United States; or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business condition (financial or otherwise), income, operations or prospects of our company and our subsidiaries, taken as a whole, or on the benefits of the tender offer to us;

•	if any of the preceding conditions exist at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

•	any change or changes have occurred or are threatened in our or any of our subsidiaries’ business, condition (financial or otherwise), assets, income, operations, prospects or share ownership that, in our reasonable judgment, has or could have a material adverse effect on the benefits of the tender offer to us as described in Section 2;

•	approval from the Bermuda Monetary Authority granting permission under the Bermuda Exchange Control Act 1972 and related regulations for the acquisition by Investco of shares in the tender offer (as described in Section 13), or any other authorizations or approvals required under Bermuda law for the tender offer and purchase of shares pursuant to the tender offer, have not been obtained; or

•	the consummation of the tender offer and the purchase of the shares may cause the shares to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition, and may be waived by us, in whole or in part, at any time prior to the expiration of the tender offer, in our reasonable discretion and to the extent permitted by applicable law; all conditions must be satisfied or waived prior to the expiration of the tender offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date of the tender offer. Any determination by us concerning the events described above will be final and binding on all parties.

8. PRICE RANGE OF SHARES; DIVIDENDS

Share Prices; Dividends

Our common shares are not listed or traded on any stock exchange or other recognized market, and transfers of our shares are subject to significant restrictions. The following table sets forth, for the fiscal quarters indicated, dividends declared and the high and low sale prices of our common shares, in purchases by Investco both from retired or deceased shareholders and from other shareholders in negotiated transactions. We normally do not have information about the purchase prices in transfers between shareholders.

	Purchases by Investco from Retired or Deceased Shareholders		Purchases by Investco in Negotiated Transactions				CASH DIVIDENDS DECLARED
	HIGH	LOW	HIGH		LOW
2003
First Quarter	$47.52	$43.40	$35.00		$28.05		$.65
Second Quarter	43.40	43.40	33.50		30.00		.65
Third Quarter	43.40	43.40	30.00		29.00		.65
Fourth Quarter	43.40	43.40	47.25		30.00		11.15
2004
First Quarter	51.68	51.68	—		—		.65
Second Quarter	51.68	51.68	29.00	(1)	29.00	(1)	.65
Third Quarter	—	—	35.50	(1)	35.50	(1)	.65
Fourth Quarter	51.68	51.68	—		—		.65

(1)	These prices relate to transactions that were completed in 2004, but had been negotiated in 2003.

On November 2, 2004, the most recent transfer of our shares occurred at a price of $51.68 per share.

9. SOURCE AND AMOUNT OF FUNDS

Assuming that we purchase 60,000 shares in the tender offer at the maximum specified purchase price of $75.00 per share, $4,500,000 will be required to purchase such shares, all of which will come from Investco funds. We expect that the maximum aggregate costs, including all fees and expenses applicable to the tender offer, will be approximately $4,850,000, which we expect to pay from available cash on hand and cash generated by liquidating a portion of our investment portfolio. We have no alternative financing arrangements.

10. CERTAIN FINANCIAL INFORMATION

Summary Historical Consolidated Financial Information

The summary historical consolidated financial information for our fiscal years 2002 and 2003 has been derived from our audited consolidated financial statements contained in our Annual Report on Form 10-K for our fiscal year ended December 31, 2003. This information should be read in conjunction with and is qualified in its entirety by reference to such audited statements and the related notes thereto. The summary historical consolidated financial information for the nine months ended September 30, 2003 and 2004 has been derived from our unaudited condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2004, a copy of which is enclosed with this Offer to Purchase. This information should be read in conjunction with and is qualified in its entirety by reference to such unaudited financial statements and the related notes thereto.

More comprehensive financial information is included in such Form 10-K and Form 10-Q. You should refer to Section 11 for instructions on how you can obtain copies of such reports and our other SEC filings.

AMERINST’S SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

	Year Ended December 31,		Nine Months Ended September 30,
Income Statement Data	2003	2002	2004	2003
Premiums Earned	$8,392,172	$6,775,407	$6,559,066	$6,301,710
Net Investment Income	1,495,371	1,887,778	972,095	1,212,072
Net Realized Gain (Loss)	933,995	(1,005,185)	439,000	366,590

Total Revenue	$10,821,538	$7,658,000	$7,970,161	$7,880,372

Net Income (Loss)	$4,770,148	$(741,560)	$(227,737)	$(389,303)

Basic Earnings (Loss) Per Share	$15.73	$(2.40)	$(0.76)	$(1.28)

Cash dividends declared per common share	$13.10	$2.60	$1.95	$1.95

Balance Sheet Data	2003	2002	2004
Investments	$52,437,053	$46,267,306	$49,327,585
Other Assets	4,561,581	5,947,257	4,410,865

Total Assets	$56,998,634	$52,214,563	$53,738,450

Liability for Losses and Loss Adjustment Expenses	$28,726,634	$30,478,843	$30,762,273
Unearned Premiums	3,861,784	3,350,380	3,561,161
Other Liabilities	3,703,932	668,604	633,564

Total Liabilities	36,292,350	34,497,827	34,956,998
Stockholders’ Equity	20,706,284	17,716,736	18,781,452

Total Liabilities and Stockholders’ Equity	$56,998,634	$52,214,563	$53,738,450

Book Value per Common Share	$68.90	$57.87	$62.89

Summary Unaudited Pro Forma Consolidated Financial Information

The summary unaudited pro forma consolidated financial information gives effect to the purchase of shares in the tender offer as if such purchase had occurred at the dates indicated. This information should be read in conjunction with the summary historical consolidated financial information presented above, and the audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004. This summary unaudited pro forma consolidated financial information is not necessarily indicative of either our financial position or results of operations that actually would have been obtained had the purchase of shares in this tender offer been completed at the dates indicated or that will be achieved in the future. We have included this summary unaudited pro forma consolidated financial information solely for the purpose of providing shareholders with information that may be useful for purposes of evaluating the tender offer. As we discussed under “Forward-Looking Statements,” our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, many of which are beyond our control.

The pro forma amounts have been calculated assuming that we complete our tender offer for 60,000 common shares at a per share price of $75.00. The tender offer is to be financed through cash on hand and liquidation of investments.

AMERINST’S SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

	Reported Year Ended December 31, 2003	Tender Offer		Pro Forma Year Ended December 31, 2003	Reported Nine Months Ended September 30, 2004	Tender Offer		Pro Forma Nine Months Ended September 30, 2004
Net Premiums earned	$8,392,172			$8,392,172	$6,559,066			$6,559,066
Underwriting expenses	(4,949,862)			(4,949,862)	(7,157,231)			(7,157,231)

Total Income	3,422,310			3,422,310	(598,165)			(598,165)
Operating and management expenses	(1,101,528)			(1,101,528)	(1,040,667)			(1,040,667)

Operating Income	2,340,782			2,340,782	(1,638,832)			(1,638,832)
Net investment income	1,495,371	(140,265	)(a)	1,355,106	972,095	(90,688	)(a)	881,407
Net realized gain (loss)	933,995			933,995	439,000			439,000

Net Income (loss)	4,770,148	(140,265)		4,629,883	(227,737)	(90,688)		(318,425)

Net Income (Loss) per share	$15.73			$19.03	$(0.76)			$(1.33)

Weighted average number of shares outstanding	303,330	(60,000	)(b)	243,330	299,592	(60,000	)(b)	239,592

The accompanying notes are an integral part of the Condensed Unaudited Pro Forma Consolidated Financial Statements.

	September 30, 2004	Tender Offer		Pro Forma September 30, 2004
Assets
Cash and Investments	$51,449,004	$(4,500,000	)(a)	$46,599,004
		(350,000	)(b)
Other assets	2,289,446			2,289,446

Total assets	$53,738,450	$(4,850,000)		$48,888,450

Liabilities and Shareholders’ Equity
Liability for Losses and Loss Adjustment Expenses	30,762,273			30,762,273
Unearned Premiums	3,561,161			3,561,161
Other Liability	633,564			633,564
Total Shareholders’ Equity	18,781,452	$(4,850,000)		13,931,452

Total Liabilities and Shareholders’ Equity	$53,738,450	$(4,850,000)		$48,888,450

Shares outstanding at end of period	298,661	(60,000	)(c)	238,661
Book value per share outstanding(d)	$62.89			$58.37

The accompanying notes are an integral part of the Condensed Unaudited Pro Forma Consolidated Financial Statements.

Notes to AmerInst’s Condensed Unaudited Pro Forma Financial Information

1) Basis of Presentation

The following summary of pro forma adjustments is based on available information and various estimates and assumptions. Management of the Company believes that these assumptions provide a reasonable basis for presenting all of the significant effects of the following transactions and events and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial statements.

The condensed unaudited pro forma financial information gives effect to the transactions described below:

•	The purchase of approximately 60,000 shares of the Company at $75 per share for a total of $4.5 million, which will be funded by cash on hand and the liquidation of investments.

•	Payment of $350,000 in transaction costs.

2) Pro Forma Consolidated Statements of Income

(a)	To eliminate interest income earned on the $4.85 million of cash and investments used to purchase shares and associated costs under the tender offer.

(b)	To reflect the assumed number of shares purchased.

3) Pro Forma Consolidated Balance Sheet

(a)	To reflect the use of cash to purchase approximately 60,000 shares under the tender offer.

(b)	To reflect the payment of transaction costs.

(c)	To reflect the assumed number of shares purchased.

(d)	Book value per share outstanding is based upon actual shares outstanding net of shares held in treasury and does not include the dilutive effect of shares options and restricted shares.

Pro Forma Adjusted Data

On an adjusted basis, if the tender offer had occurred on January 1, 2003, adjusted net income for the year ended December 31, 2003 of $4.77 million would have decreased to $4.63 million, and adjusted diluted earnings per share of $15.73 would have increased to $19.03. On an adjusted basis, if the tender offer had occurred on January 1, 2004, adjusted net loss for the nine months ended September 30, 2004 of $227,733 would have increased to adjusted net loss of $318,425, and adjusted diluted loss per share of $(0.76) would have increased to $(1.33).

The Consolidated Unaudited Pro Forma Consolidated Statements of Income for the year ended December 31, 2003 and the nine months ended September 30, 2004 give effect to the tender offer as if it was completed on January 1, 2003 and January 1, 2004, respectively. The Condensed Unaudited Pro Forma Balance Sheet as of September 30, 2004 gives effect to the tender offer as if it was completed on September 30, 2004.

11. CERTAIN INFORMATION CONCERNING US

Company Overview

Our primary purpose is to maintain, for the benefit of accounting firms which are shareholders of AmerInst, an insurance company which over time is intended to exert a stabilizing influence on the design, pricing and availability of accountants’ professional liability insurance. Historically, the sole business activity of our wholly owned insurance company subsidiary, AmerInst Insurance Company, Ltd., was to act as a reinsurer of professional liability insurance policies that are issued under the Professional Liability Insurance Plan sponsored by the American Institute of Certified Public Accountants (AICPA). The AICPA plan offers professional liability coverage to accounting firms in all 50 states. Currently, approximately 24,000 accounting firms are insured under this plan. We continue to look for ways in which it may be advantageous to expand our business to include the reinsurance of lines of coverage other than accountants’ professional liability. Any such expansion may be subject to our obtaining regulatory approvals. See Section 2 for a description of certain developments regarding our business.

Where You Can Find More Information About Us

We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. Pursuant to Rule 13e-4(c) (2) under the Exchange Act, we have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes certain additional information relating to the tender offer. These reports, statements and other information are generally available, free of charge, on our website at http://www.amerinst.bm, under Latest SEC Filings. They also can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1 (800) SEC-0330.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference each of the following documents:

•	Annual Report on Form 10-K for the year ended December 31, 2003, as filed on March 30, 2004;

•	The portions of the Definitive Proxy Statement on Schedule 14A, filed on May 19, 2004, that have been incorporated by reference into the Form 10-K for the year ended December 31, 2003;

•	The portion of the Definitive Proxy Statement on Schedule 14A filed on May 19, 2004 set forth under the caption “Item 3 – Shareholder Proposal – Statement by the Board of Directors Against the Shareholder Proposal” (included with this Offer to Purchase);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as filed on May 17, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed on August 13, 2004; and

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as filed on November 12, 2004 (included with this Offer to Purchase).

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at AmerInst Shareholder Relations, c/o USA Risk Group of Vermont, Inc., P.O. Box 1330, Montpelier, VT 05601-1330, Attention: Jennifer Hawkins. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

12. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

Shares Outstanding

As of December 10, 2004, we had 331,751 issued and outstanding common shares, of which 33,630 were held by Investco. The 60,000 shares that we are offering to purchase represent approximately 18% of our issued and outstanding shares as of that date.

Interest of Directors and Executive Officers

As of December 10, 2004, our directors and executive officers as a group (9 individuals) beneficially owned 3,913 shares, or 1.2% of the total outstanding common shares). Each of AmerInst’s and Investco’s directors and executive officers has informed us that he does not intend to tender any shares in the tender offer. The directors and executive officers of AmerInst hold the same director and officer positions with Investco.

The following table sets forth, as to each director or executive officer, the number of shares and percentage beneficially owned as of December 10, 2004. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Common Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percent of Class
AmerInst Investment Company, Ltd.(2)	33,630	10.1%
Ronald S. Katch, CPA(3)	400	*
Jerrell A. Atkinson, CPA	216	*
Irvin F. Diamond, CPA(4)	2,000	*
Jeffry I. Gillman, CPA(5)	100	*
Jerome A. Harris, CPA	817	*
John T. Schiffman(6)	51	*
David N. Thompson, CPA	329	*
Stuart Grayston	—	*
Murray Nicol, CA	—	*
All Directors and Officers as a Group (9 Persons)	3,913	1.2%

*	Represents less than 1% of our outstanding common shares.
(1)	The address of each such person is c/o USA Risk Group of Bermuda, Ltd., Windsor Place, 18 Queen Street, 2nd Floor, P.O. Box HM 1601, Hamilton GX, Bermuda.
(2)	AmerInst Investment Company, Ltd. is a wholly-owned indirect subsidiary of the Company. Under Bermuda law, AmerInst Investment Company, Ltd. is entitled to vote the common shares held by it. AmerInst Investment Company, Ltd. has indicated that it does not intend to tender any shares held by it in the tender offer.
(3)	Katch, Tyson & Company, CPAs, of which Mr. Katch is a partner, is the record and beneficial owner of the common shares shown and has sole voting and investment power with respect to those common shares.

(4)	Rogoff Erickson Diamond & Walker, LLP, of which Mr. Diamond is a partner, is the record and beneficial owner of the common shares shown and has sole voting and investment power with respect to those shares.
(5)	Gillman & Shapiro, P.A., of which Mr. Gillman is the managing shareholder, is the record and beneficial owner of the common shares shown and has sole voting and investment power with respect to those shares.
(6)	Schiffman & Company, P.C., of which Mr. Schiffman is the sole shareholder, is the record and beneficial owner of the common shares and has sole voting and investment power with respect to those shares.

Agreements, Arrangements or Understandings Concerning Shares

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither our affiliates or subsidiaries nor, to the best of our knowledge, any of our or our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving our common shares during the 60 days prior to December 17, 2004 except for a purchase by Investco from the estate of a deceased shareholder of 47 shares on November 2, 2004 at a price of $51.68 per share, and purchases by Investco from two retired shareholders on October 20, 2004, of 66 and 27 shares, respectively, also at a price per share of $51.68.

Except as otherwise described in this Offer to Purchase or as described in our most recent proxy statement, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

AmerInst and its subsidiaries are subject to the jurisdiction of the Bermuda Monetary Authority. Purchases of AmerInst shares by any person may only be completed pursuant to permission granted by the Bermuda Monetary Authority under the Bermuda Exchange Control Act 1972 and related regulations, and the tender offer is therefore subject to the condition that such permission shall have been received prior to the expiration of the tender offer, as it may be extended. See Section 7. We have applied for such permission. We are not aware of any other license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of shares as contemplated in the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the tender offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We cannot predict whether we would be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

As discussed in Section 7, our obligation to accept for payment and pay for shares tendered in the tender offer is subject to conditions.

14. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the tender offer to shareholders whose shares are properly tendered and accepted for payment in the tender offer. The discussion is based on current law, which is subject to change, possibly with retroactive effect. Moreover, the discussion addresses only shareholders who hold shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”) and does not address all of the tax consequences that may be relevant to a particular shareholder in light of the shareholder’s own circumstances. The discussion also does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any United States tax consideration (e.g., estate or gift tax) other than United Federal income tax consideration, that may be applicable to specific shareholders.

In addition, if a shareholder is a partnership (including any entity treated as a partnership for United States federal income tax purposes), the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the tender offer.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PARTICIPATING IN THE TENDER OFFER.

For purposes of this summary, a “United States Holder” is a beneficial owner of shares that for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or partnership (or other entity taxable as a corporation or partnership) created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, or certain other trusts considered United States Holders for federal income tax purposes.

United States Holders

Recognition of Gain. A sale of shares for cash pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. In general, the holder will recognize gain or loss equal to the difference between the purchase price and the holder’s adjusted tax basis in the shares purchased by us. Except as provided in Sections 1248 and 302 of the Code as described below, the gain or loss will be capital gain or loss and will be long-term if the holder’s holding period for the shares exceeds one year. The deductibility of capital losses may be subject to limitations.

Section 1248. Section 1248 of the Code treats the gain recognized by certain United States holders on the sale or exchange of shares in certain foreign corporations as a dividend to the extent of the earnings and profits of the foreign corporation attributable to the shares during the period or periods the shares were held by such United States holders (the “Section 1248 Amount”). The effect of Section 1248 is to recharacterize the Section 1248 Amount as ordinary income rather than capital gain. Gain from the sale of Company shares treated as a dividend pursuant to Section 1248 will not qualify as “qualified dividend income” for purposes of the rules which generally tax dividends from domestic corporations as capital gains. In general, the effect of Section 1248 is not detrimental to corporate shareholders (which are not eligible for a favorable tax rate on capital gains) but is detrimental for individual shareholders. Gain treated as a dividend pursuant to Section 1248 will generally constitute foreign source income.

Because the Company has substantial amounts of “related person insurance income” from reinsuring risks of certain of its U.S. shareholders (or related persons to such shareholders), we believe that we will be treated as a “controlled foreign corporation” (CFC) for purposes of Section 1248 and that each United States holder may be required to treat some portion of its gain as a dividend.

In determining the Section 1248 Amount, a holder must take into account our earnings and profits (including earnings and profits of our subsidiaries) for periods during which the holder held the shares since December 2, 1999, the date on which we became domiciled outside the United States and began to be treated as a controlled foreign corporation for purposes of Section 1248. In general, the earnings and profits of a foreign corporation are determined in accordance with rules substantially similar to those that apply to domestic corporations and are reduced by distributions made out of earnings and profits and amounts previously included in the gross income of a U.S. shareholder under Subpart F of the Code but not distributed. For purposes of determining the portion of our earnings and profits attributable to the shares sold by you, earnings and profits during the year of the sale will be (i) prorated based on the number of days during such year on which you held the shares sold and (ii) reduced by distributions made during the year out of earnings and profits, whether made before or after your sale.

Under the applicable U.S. Treasury Regulations, you have the burden of establishing the Section 1248 Amount. You are considered to have established such amount if you attach a schedule to your timely-filed income tax return (taking into account any extensions permitted by law) for the year of the sale containing certain prescribed information and if, upon demand by the I.R.S, you provide certain accounting records. AmerInst will provide you with the necessary information to prepare your tax return for 2005.

According to our preliminary calculations, AmerInst will have a deficit in earnings and profits for the period since it became domiciled in Bermuda in late 1999 through the end of 2004. Even though a portion of AmerInst’s 2005 earnings and profits will be allocated to the Section 1248 Amount because the tender offer will close during that year, the foregoing conclusion is highly unlikely to change.

Section 302. Section 302 provides rules pursuant to which certain redemptions of shares will be treated as a sale or exchange of shares rather than a dividend. The receipt of cash by a shareholder pursuant to the tender offer will be treated as a sale or exchange for United States federal income tax purposes if the exchange:

•	is “not essentially equivalent to a dividend” with respect to the holder under Section 302(b)(1) of the Code;

•	is a “substantially disproportionate” redemption with respect to the holder under Section 302(b)(2) of the Code; or

•	results in a “complete termination” of the holder’s interest in AmerInst under Section 302(b)(3) of the Code.

In determining whether any of these tests has been met, a United States Holder must take into account not only shares it actually owns, but also shares it constructively owns within the meaning of Section 318 of the Code (including shares that are owned, directly or indirectly, by certain members of the holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the holder has an equity interest as well as shares that may be acquired through options that it owns).

A distribution to a shareholder will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the shareholder’s interest in AmerInst. Whether the receipt of cash by a shareholder will result in a meaningful reduction of the shareholder’s proportionate interest will depend on the shareholder’s particular facts and circumstances. If, however, as a result of an exchange of shares for cash pursuant to the tender offer, a United States Holder whose relative interest (actual or constructive) in AmerInst is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate interest in AmerInst (including any ownership of shares constructively owned), the holder generally should be regarded as having suffered a “meaningful reduction” in its interest in AmerInst.

Satisfaction of the “substantially disproportionate” and “complete termination” exceptions is dependent upon compliance with the respective objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code. A distribution to a shareholder will be “substantially disproportionate” if the percentage of our outstanding voting shares actually and constructively owned by the shareholder immediately following the exchange of shares pursuant to the tender offer (treating shares exchanged pursuant to the tender offer as not outstanding) is less than 80% of the percentage of our outstanding voting shares actually and constructively owned by the shareholder immediately before the exchange (treating shares exchanged pursuant to the tender offer as outstanding), and immediately following the exchange the shareholder actually and constructively owns less than 50% of the total combined voting power of AmerInst. Any tendering shareholder who does not tender all his shares or who is prorated will qualify for the substantially disproportionate rule (less than 80%) if his unpurchased shares are less than 62.4% of the shares originally held (including for each calculation shares constructively owned) by the shareholder.

A distribution to a shareholder will result in a “complete termination” if either (1) all of the shares actually and constructively owned by the shareholder are exchanged pursuant to the tender offer or (2) all of the shares actually owned by the shareholder are exchanged pursuant to the tender offer and the shareholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the shareholder in accordance with the procedures described in Section 302(c)(2) of the Code.

Contemporaneous dispositions or acquisitions of shares by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code are satisfied. Each shareholder should be aware that because proration may occur in the tender offer, even if all the shares actually and constructively owned by a shareholder are tendered pursuant to the tender offer, fewer than all of such shares may be purchased by us. Thus, proration may affect whether the surrender by a shareholder pursuant to the tender offer will meet any of the three tests under Section 302 of the Code.

In consulting with their tax advisors, shareholders should strongly consider the advisability of conditioning the purchase of their tendered shares in the tender offer upon our purchase of all or a sufficient number of shares actually and constructively owned by such holder if necessary to produce the desired tax treatment.

If a United States Holder’s receipt of cash attributable to an exchange of shares for cash in the tender officer does not meet one of the tests of Section 302 of the Code described above, the cash received by such holder in the tender offer will be treated as a dividend to the extent of our current and accumulated earnings and profits, as determined under United States federal income tax principles. For this purpose, earnings and profits accumulated prior to December, 1999, when our domicile was changed to Bermuda, must be taken into account.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the holder’s tax basis in its AmerInst shares. Any remaining amount after the United States Holder’s tax basis in both the shares exchanged in the tender offer and the shares retained by the United States Holder, if any, has been reduced to zero will be taxable as capital gain (which will be long-term capital gain if the holder has held the shares for more than one year at the time of the exchange). The United States Holder’s tax basis (after the adjustment described in the previous sentence) in the shares exchanged in the tender offer generally will be transferred to any of its remaining shares in AmerInst, subject to, in the case of corporate shareholders, reduction of basis or possible gain recognition under Section 1059 of the Code in an amount equal to the non-taxed portion of the dividend. If the United States Holder does not retain any actual ownership in AmerInst (having interest only constructively), the holder may lose the benefit of the holder’s adjusted tax basis in its shares.

Amounts characterized as dividends pursuant to these rules will not qualify as “qualified dividend income” and will not be subject to the same 15% maximum rate as capital gains. A dividend received by a corporate United States Holder may be (1) eligible in part for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject in part to the “extraordinary dividend” provisions of Section 1059 of the Code.

United States Federal Income Tax Information Reporting And Backup Withholding

Payments made to holders in the tender offer may be required to be reported by us to the IRS. In addition, under the United States federal income tax laws, the Depositary will be required to withhold 28% of the amount of the purchase price paid to certain shareholders (who are not “exempt” recipients) in the tender offer. To avoid such backup withholding, each such United States Holder must provide the Depositary with such shareholder’s taxpayer identification number and certify that such shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish to the satisfaction of the Depositary that such shareholder is not subject to backup withholding. See Instructions 14 and 15 of the Letter of Transmittal.

Certain “exempt” recipients including, among others, all corporations, including limited liability companies which have elected to be taxed as corporations, are not subject to these backup withholding requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the shareholder’s United States federal income tax liability if certain required information is furnished to the IRS. Shareholders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury regulations.

Non-United States Holders

AmerInst does not believe any of its shareholders are Non-United States Holders, which is defined as the beneficial owner of shares other than a United States Holder, defined above. If this conclusion is incorrect, a Non-United States Holder should directly contact the Depositary for information on U.S. federal income tax liability and exemption from backup withholding by the I.R.S.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

15. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT

We reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to extend the period of time the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving written notice of such extension to the Depositary and making a public announcement of such extension. We also reserve the right, in our sole discretion, to terminate the tender offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f) (5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

We further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the tender offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer). Amendments to the tender offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced expiration date.

Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire, Business Wire, Dow Jones News Service or another comparable service.

If we materially change the terms of the tender offer or the information concerning the tender offer, or if we waive a material condition of the tender offer, we will extend the tender offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. This rule provides that if

•	we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the tender offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares, and

•	the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then in each case the tender offer will be extended until the expiration of such period of ten business days.

16. FEES AND EXPENSES

We have retained USA Risk Group of Vermont, Inc. to act as Depositary in connection with the tender offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws.

No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Depositary for purposes of the tender offer. No other person has been engaged to make recommendations or solicitations in connection with the tender offer.

We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 9 in the Letter of Transmittal.

17. MISCELLANEOUS

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant to the tender offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the tender offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the tender offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 11 with respect to information concerning our company.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR MAKE ANY REPRESENTATION ON OUR BEHALF IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, YOU SHOULD NOT RELY ON THAT INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US.

Original Offer Dated December 17, 2004, as amended as of January 5, 2005	AmerInst Insurance Group, Ltd.

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each shareholder to the Depositary at one of its addresses included below. To confirm delivery of shares, shareholders should contact the Depositary.

The Depositary for the Tender Offer is:

USA RISK GROUP OF VERMONT, INC.

By Mail:	By Courier or by Hand:	By Facsimile:
P.O. Box 1330	2386 Airport Road	802-229-6280
Montpelier, VT 05601-1330	Barre, VT 05641

Telephone: 1-800-422-8141

Any questions or requests for assistance may be directed to USA Risk Group of Vermont, Inc. at its telephone number and address above. Requests for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to USA Risk Group of Vermont, Inc. at the telephone number and address above.